Exhibit 10.122

GFID 5824
Coronus Energy Corp. - Coronus Apple Valley East 1, LLC

RULE 21 INDEPENDENT STUDY PROCESS STUDY AGREEMENT

THIS INDEPENDENT STUDY PROCESS STUDY AGREEMENT ("AGREEMENT") is made and entered into this ____ day of ________________, 2012 by and Coronus  Apple Valley East 2, LLC, a limited liability company organized and existing under the laws of the State of Delaware, a subsidiary of Coronus Energy Corp., ("Applicant,") and  Southern California Edison Company, a corporation existing under the laws of the State of California ("SCE" or "Distribution Provider"). Applicant and Distribution Provider each may be referred to as a "Party," or collectively as the "Parties."

RECITALS

WHEREAS, Distribution Provider, as a public utility in the State of California subject to the jurisdiction of the California Public Utilities Commission ("Commission"), provides non discriminatory  access to generating facilities wishing to interconnect to its Distribution System or Transmission System under the provisions of Rule 21 of its Tariffs; and

WHEREAS, Applicant is proposing to develop a Generating Facility or generating capacity addition to an existing Generating Facility consistent with the Interconnection Request submitted by Applicant dated October 12, 2011  ; and

WHEREAS, Applicant desires to interconnect the Generating Facility with the Distribution System or Transmission System pursuant to the Independent Study Process; and

WHEREAS, the Applicant has requested Distribution Provider to perform Interconnection Studies to assess the system impact of interconnecting the Generating Facility to the Distribution System, Transmission System and any Affected Systems and to specify and estimate the cost of the equipment, engineering, procurement and construction work needed on the Distribution Provider's electric system to physically and electrically connect the Generating Facility to the Distribution Provider's Distribution System or Transmission System in accordance with Good Utility Practice;

NOW, THEREFORE,  in consideration of and subject to the mutual covenants contained herein the Parties agree as follows:

1.0	When used in this Agreement, with initial capitalization, the terms specified shall have the meanings indicated in Distribution Provider's Rule 21.

2.0	Applicant elects and Distribution Provider shall cause to be performed Interconnection Studies consistent with Section F.3.d of Rule 21.

3.0	The scope of the Interconnection Studies shall be subject to the assumptions set forth in Attachments A and B to this Agreement.

4.0
The Interconnection Studies will be based upon the technical information provided by Applicant in the Interconnection Request, as may be modified as the result of the Scoping Meeting, subject to any modifications in accordance with Section F.3.d of Rule 21.  Any technical data supplied by Applicant is assumed to be complete and accurate.   Distribution Provider is not required to verify any information or data provided by Applicant as part of the Interconnection Studies. Distribution Provider reserves the right to request additional technical information from Applicant as may reasonably become necessary consistent with Good Utility Practice during the course of the Interconnection Studies.   Applicant shall provide the requested technical information to Distribution provider within 30 Calendar Days of a written request for such information.  Distribution Provider may suspend the Interconnection Studies until such information is provided and the due date for completion of the Interconnection Studies shall be adjusted to reflect the suspension period.  If Applicant modifies its designated Point of Interconnection, Interconnection Request, or the technical information provided therein is modified, the Interconnection Studies may be modified as specified in Rule 21.

5.0	The Interconnection Study report for each Interconnection Study shall provide the information specified in Rule 21.

6.0
Applicant  shall provide Interconnection Financial Security in accordance with Rule 21 Section  F.4, including Section  F.4.b which requires the Applicant  to provide the initial Interconnection Financial  Security on or before sixty (60) Calendar  Days after being provided  with the final Interconnection System  Impact Study report.

7.0
Unless the Parties agree to waive the Facilities Study  in accordance with Section F.3.d.vii of Rule 21, within (i) five (5) Business  Days following the results meeting, or (ii) within twenty-five (25) Business Days of the receipt of the final Interconnection System  Impact Study  report if no Interconnection System  Impact Study results meeting i s held, Applicant  shall submit the Facilities Study deposit, if required, and any data required  to Distribution Provider in accordance with Section  F.3.d.vi  of Rule 21.

8.0	Upon completion of the Interconnection Studies, Distribution Provider shall charge and Applicant shall pay the actual costs of the Interconnection Studies pursuant to Section E.3.a of Rule 21.

9. 0
The Distribution Provider  may provide  copies of the Interconnection Studies results to the ISO, an Affected  System  Operator  and the Western  Electricity Coordinating Council.   Requests for review and input from any Affected System

Operators or the Western Electricity Coordinating Council may arrive at any time prior to interconnection.

10.0
Substantial portions of technical data and assumptions used to perform the Interconnection Studies, such as system conditions, existing and planned generation, and unit modeling, may change, other than changes described in Section 4, after the Distribution Provider provides the Interconnection Studies results to the Applicant.  Interconnection Studies results will reflect available data at the time the Distribution Provider provides the Interconnection Study reports to the Applicant.  If new data is provided after Distribution Provider has begun work on the Interconnection Studies, Distribution Provider is not responsible for updating the Interconnection Studies to reflect new information or a change in information used in the Interconnection Studies.  Distribution Provider may determine that a new study, or revision or reevaluation of the Interconnection Studies is required.  In that event, Applicant shall either enter into a separate agreement providing that it shall reimburse Distribution Provider  for the costs of such new or revised study or its Interconnection Request will be deemed withdrawn. The Distribution Provider shall not be responsible for any additional costs, including, without limitation, costs of new or additional facilities, system upgrades, or schedule changes, that may be required as a result of changes in such data and assumptions.

11.0
The Distribution Provider shall maintain records and accounts of all costs incurred in performing the Interconnection  Studies in sufficient detail to allow verification of all costs incurred, including associated overheads.  The Applicant shall have the right, upon reasonable notice, at the Distribution Provider's offices and at its own expense, to audit the Distribution Provider's records as necessary and as appropriate in order to verify costs incurred by the Distribution Provider. Any audit requested by the Applicant shall be completed, and written notice of any audit dispute provided to the Distribution Provider, within one hundred eighty (180) Calendar Days following receipt by the Applicant of the Distribution Provider's notification of the final costs of the Interconnection Studies.

12.0
In accordance with Section F.6 of Rule 21, the Applicant may withdraw its Interconnection Request at any time by written notice to the Distribution Provider. Upon receipt of such notice, this Agreement shall terminate, subject to the requirements of Section D.7 and E.3.a of Rule 21.

13.0
This Agreement shall become effective upon the date the fully executed Agreement and the Detailed Study deposit as required by Section E.3.a are received by the Distribution Provider.  If the Distribution Provider does not receive the fully executed Agreement  and Detailed Study deposit pursuant to Section F.3.d of Rule 21 within thirty (30) Business Days after the scoping meeting, then the Interconnection Request will be deemed withdrawn.

14.0      Miscellaneous.

14.1	Dispute Resolution. Any dispute arising out of or in connection with the Agreement shall be subject to the dispute resolution provisions of Rule 21.

14.2	Confidentiality. Confidential Information shall be treated in accordance with Section D.7 of Rule 21.

14.3	Binding Effect. This Agreement and the rights and obligations hereof, shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

14.4
Conflicts.  In the event of a conflict between the body of this Agreement and any attachment, appendices or exhibits hereto, the terms and provisions of the body of this Agreement shall prevail and be deemed the final intent of the Parties.

14.5
Rules of Interpretation.  This Agreement, unless a clear contrary intention appears, shall be construed and interpreted as follows:  ( l) the singular number includes the plural number and vice versa;  (2) reference to any person includes such person's  successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually; (3) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument, or tariff as amended o r modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (4) reference to any applicable laws and regulations means such applicable laws and regulations as amended, modified, codified, or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (5) unless expressly stated otherwise, reference to any Article, Section or Appendix means such Article or Section of this Agreement or such Appendix to this Agreement, or such Section of Rule 21or such Appendix to Rule 21, as the case may be; (6) "hereunder", "hereof', ''herein", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article Section, or other provision hereof or thereof; (7) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (8) relative to the determination of any period oftime, "from" means "from and including", "to" means ''to but excluding" and "through" means "through and including".

14.6
Entire Agreement.  This Agreement, including all Appendices and Schedules attached hereto, constitutes the entire agreement between the Parties with reference to the subject matter hereof, and supersedes all prior and contemporaneous understandings or agreements, oral or written, between the Parties with respect to the subject matter of this Agreement. There are no other agreements, representations, warranties, or covenants which constitute any part of the consideration for, or any condition to, any Party's compliance with its obligations under this Agreement.

14.7
No Third Party Beneficiaries.  This Agreement is not intended to and does not create rights, remedies, or benefits of any character whatsoever in favor of any persons, corporations, associations, or entities other than the Parties, and the obligations herein assumed are solely for the use and benefit of the Parties, their successors in interest and, where permitted, their assigns.

14.8
Waiver.  The failure of a Party to this Agreement to insist, on any occasion, upon strict performance of any provision of this Agreement will not be considered a waiver of any obligation, right, or duty of, or imposed upon, such Party.

Any waiver at any time by either Party of its rights with respect to this Agreement shall not be deemed a continuing waiver or a waiver with respect to any other failure to comply with any other obligation, right, or duty of this Agreement.  Termination or default of this Agreement for any reason by the Applicant shall not constitute a waiver of the Applicant's legal rights to obtain an interconnection from the Distribution Provider. Any waiver of this Agreement shall, if requested, be provided in writing.

14.9
Headings.  The descriptive headings of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and are of no significance in the interpretation or construction of this Agreement

14.10	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all constitute one and the same instrument.

14.11	Amendment. The Parties may by mutual agreement amend this Agreement by a written instrument duly executed by both of the Parties.

14.12
Modification by the Parties.  The Parties may by mutual agreement amend the Appendices to this Agreement by a written instrument duly executed by both of the Parties.  Such amendment shall become effective and a part of this Agreement upon satisfaction of all applicable laws and regulations.

14.13
No Partnership. This Agreement shall not be interpreted or construed to create an association, joint venture, agency relationship, or partnership between the Parties or to impose any partnership obligation or partnership liability upon any Party.  No Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, another Party.

14.14
Assignment.  This Agreement may be assigned by a Party only with the written consent of the other Party; provided that a Party may assign this Agreement without the consent of the other Party to any Affiliate of the assigning Party with an equal or greater credit rating and with the legal authority and operational ability to satisfy the obligations of the assigning Party under this Agreement; and provided further that the Applicant shall have the right to assign this Agreement, without the consent of the other Party, for collateral security purposes to aid in providing financing for the Generating Facility, provided that the Applicant will require any secured party, trustee or mortgagee to notify the other Party of any such assignment.  Any financing arrangement entered into by the Applicant pursuant to this Section will provide that prior to or upon the exercise of the secured party's, trustee's or mortgagee's assignment rights pursuant to said arrangement, the secured creditor, the trustee or mortgagee will notify the other Party of the date and particulars of any such exercise of assignment right(s).  Any attempted assignment that violates this Section is void and ineffective.  Any assignment under this Agreement shall not relieve a Party of its obligations, nor shall a Party's obligations be enlarged, in whole or in part, by reason thereof.  Where required, consent to assignment will not be unreasonably withheld, conditioned or delayed.

14.15
This Agreement is subject to the applicable provisions of SCE's  tariffs, including Rule 21, as filed and authorized by the California Public Utilities Commission ("CPUC").  This Agreement shall at all times be subject  to such changes or modifications by the CPUC, as the CPUC may, from time to time, direct in the exercise of its jurisdiction.  This Agreement is pending before the CPUC in Rulemaking 11-09-011 and has not yet been approved. Pursuant to Rule 21, § H.l.f, the parties agree to adopt into this Agreement any changes that the CPUC may make to this Agreement when the CPUC approves it.

IN WITNESS THEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized officers or agents on the day and year first above written.

Southern California Edison Company,

By:       GARY HOLDSWORTH

Printed Name:   Gary Holdsworth

Title:     Manager, Grid Interconnections
and Contract Development

Date:    Dec. 12, 2012

Coronus Apple Valley East 2, LLC

By:       JEFF THACHUK

Printed Name:   Jeff Thachuk

Title:     President

Date:     Dec. 18, 2012

Attachment A
Independent Study Process
Study Agreement

ASSUMPTIONS USED IN CONDUCTING THE
INTERCONNECTION SYSTEM IMPACT STUDY

           The Interconnection System Impact Study will be based upon the information set forth in the Interconnection Request and agreed upon in the Scoping Meeting held on November 15, 2011, subject to any modifications in accordance with Section F.3.d of Rule 21 , and the following assumptions:

The System Impact Study for Apple Valley East 2 Project was performed under a previous study agreement and provided to the Interconnection Customer on October 24, 2012.

The following are the assumptions reflected in the System Impact Study
1.          Designation of Point of Interconnection and configuration to be studied.

a.	Point of Interconnection: The Apple Valley East 2 Project is proposed to be interconnected to Tussing 12 kV circuit out of Apple Valley 115/12 kV substation.

b.
Interconnection Customer will install a 1.5 MW photovoltaic generating facility, which consists of photovoltaic panels, two (2) SMA Solar Technology 750 kW inverters, one (1) customer owned transformer and power factor correction equipment, meters and metering equipment, and appurtenant equipment

c.	Distribution Service will be provided from the Tussing 12 kV circuit, through Distribution Provider's Distribution System.

d.
The Interconnection Customer has requested an operating date of February 1, 2013.  Such assumption shall be subject to change after study results, permitting requirements, design, land issues and material lead times are known, so that a more accurate determination of these items can be made.

Attachment B
Independent Study Process
Study  Agreement

DATA FORM TO BE PROVIDED BY APPLICANT

This  Attachment B is to be provided  prior  to the commencement of the Interconnection
Facilities Study

Generating Facility size (MW):  1.5 MW(ac)

Provide location plan and simplified one-line diagram of the plant and station facilities.  For staged projects, please indicate future generation, transmission circuits, etc. See Attached

One set of metering is required for each generation connection to the new ring bus or existing
Distribution Provider station.  Number of generation connections: 2 inverters

On the one line diagram indicate the generation capacity attached at each metering location. (Maximum  load on CTIPT) See AC  SLD

On the one line diagram indicate the location of auxiliary power. (Minimum load on CT/PT)
Amps TBD

Will an alternate source of auxiliary power be available during CTIPT maintenance?
  x  Yes          No  Auxiliary power will be either utility or customer provided.

Will a transfer bus on the generation side of the metering require that each meter set be designed for the total plant generation?         x   Yes _______No  (Please indicate on one line diagram).

What type of control system or PLC will be located at Applicant's Generating Facility?
PLC will be used

What protocol does the control system or PLC use?
TBD, most  likely  Modbus

Please provide a 7.5-minute quadrangle of the site.  Sketch the plant, station, transmission line, and property line. See Attached

Physical dimensions of the proposed interconnection station:
21' L x 16' W

Bus length from generation to interconnection station:
Approximately 250'

Line length from interconnection station to Distribution Provider's transmission line.
Applicant-owned 12 kV switchgear is located approximately 140ft from the pole

Tower number observed in the field. (Painted on tower leg)* TBD

N umber of third party easements required for transmission lines*:
N/A

• To be completed in coordination with Distribution Provider.

Is the Generating Facility in the Distribution Provider's service area?

   x  Yes  ______ No           Local provider: ________________________

Please provide proposed  schedule dates (not required for projects 5 MWs or less):

Environmental survey start:	Date	N/A

Environmental impact report submittal:	Date	N/A

Procurement of project equipment:	Date	N/A

Begin Construction	Date:	N/A

Generator step-up transformer	Date:	N/A
receives back feed power

Generation Testing	Date:	N/A

Commercial Operation	Date:	N/A